WATERCHEF USA
199 lee ave pmb 600
Brooklyn, NY 11211

INVOICE No.:1888
Invoice Date: 3/20/06

Sold To: WaterChef USA
Brooklyn, NY

Ship To: WaterChef USA
Brooklyn, NY

P.O. Number	Invoice Date	Invoice No.	Payment Terms
	3/20/06		1% 10, Net 30
Sales Rep ID	Freight	Shipping Method	Shipping Date
	N/A	Land / Truck	TBD

Product	Case Price	Number of boxes	Price Per Pallet
Organic 24-pack Fruit & Nut Display Boxes			
Organic Cranberry Crunch Bars	$18.72	216	$4,043.52
Organic Nutty & Sweet Mixnut Bars	$18.72	216	$4,043.52
Organic Apple Cinnamon Bars	$18.72	216	$4,043.52
Organic Almond Raisin Bars	$18.72	216	$4,043.52
Organic 24-pack Coffee Display Boxes			
Organic Espresso Bars	$20.16	216	$4,354.56
Organic Café Mocha Bars	$20.16	216	$4,354.56
Organic Cappuccino Bars	$20.16	216	$4,354.56
Organic Raspberry Decaf Bars	$20.16	216	$4,354.56
		Sub-Total	$33,592.32
		Tax	$-
		Shipping	$-
		TOTAL	**$33,592.32**

Remit To: Fresh Harvest Products, Inc.
280 Madison Ave Suite 1005
New York, NY 10016